Exhibit 99.2

BioSig Technologies Invests in Union College’s Internship Program

Westport, CT, November 07, 2019 (GLOBE NEWSWIRE) -- BioSig Technologies, Inc. (NASDAQ: BSGM) (“BioSig” or “The Company”), a medical technology company developing a proprietary biomedical signal processing platform designed to improve signal fidelity and uncover the full range of ECG and intra-cardiac signals, today announced that the Company’s founder, Chairman & CEO Kenneth L. Londoner is making a gift to New York-based Union College in order to support the school’s growing internship program.

Last summer, a handful of Union students joined BioSig’s internship program, a highly immersive internship experience, which gives students an opportunity to enhance their professional interests in an entrepreneurial environment. During their summers at BioSig, students work on numerous advanced projects. These range from researching novel therapies and clinical study breakthroughs, to preparing business plans and corporate presentations, to analyzing international healthcare landscapes and policy standards. To address the ongoing student debt crisis, interns get paid to offset their living expenses and tuition fees.

Union College will use the funds to support internships through its Becker Career Center. In 2018-19, 524 employers recruited Union students for 1,573 internship opportunities. This includes opportunities through the summer community internships and admissions scholars’ internships programs, as well as Making U Possible: The Presidential Initiative for Scholarship and Immersive Excellence. Created last fall, the initiative ensures that talented students from all backgrounds not only can afford a Union education but also are able to take full advantage of opportunities in and out of the classroom, including internships.

“We are grateful to BioSig Technologies and its founder and CEO, Kenneth Londoner, for this extraordinary gift,” said Union President David R. Harris. “One of the distinguishing characteristics of a liberal arts education at Union is our emphasis on applying ideas through practical experience. Thanks to the generosity and philanthropy of BioSig Technologies, we will be able to significantly increase internship opportunities and create new experiences for our students.”

“Our small Company hosted over 50 very talented students over the past five years. We feel that it is our duty to help future generations launch their careers, ultimately allowing them to contribute to society by creating meaningful jobs and introducing impactful solutions. We received over 250 applications for eight internship positions in 2019, and we are committed to growing our internship program to connect more students with exciting opportunities. We look forward to collaborating with Union College on this wonderful initiative,” commented Kenneth L. Londoner, Chairman and CEO of BioSig Technologies, Inc.

About Union College
Founded in 1795 in Schenectady, N.Y., Union College is a leading residential liberal arts college focused exclusively on undergraduates. Union provides a rigorous, holistic and immersive education that emphasizes integration, innovation, inclusion and reflection for every student. The Union curriculum emphasizes collaboration with students and faculty through small classes, undergraduate research, interdisciplinary and international study, and community-based experiences.

About BioSig Technologies
BioSig Technologies is a medical technology company developing a proprietary biomedical signal processing platform designed to improve the electrophysiology (EP) marketplace (www.biosig.com). Led by a proven management team and a veteran Board of Directors, BioSig Technologies is preparing to commercialize its PURE EP(tm) System. The technology has been developed to address an unmet need in a large and growing market.

The Company’s first product, PURE EP(tm) System is a computerized system intended for acquiring, digitizing, amplifying, filtering, measuring and calculating, displaying, recording and storing of electrocardiographic and intracardiac signals for patients undergoing electrophysiology (EP) procedures in an EP laboratory. The system is indicated for use under the supervision of licensed healthcare practitioners who are responsible for interpreting the data. This novel cardiac signal acquisition and display system is engineered to assist electrophysiologists in clinical decision-making during electrophysiology procedures in patients with abnormal heart rates and rhythms. BioSig’s ultimate goal is to deliver technology to improve upon catheter ablation treatments for the prevalent and potentially deadly arrhythmias, Atrial Fibrillation and Ventricular Tachycardia. BioSig has partnered with Minnetronix on technology development and received FDA 510(k) clearance for the PURE EP(tm) System in August 2018.

Forward-looking Statements

This press release contains “forward-looking statements.” Such statements may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Forward- looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company’s control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) our inability to manufacture our products and product candidates on a commercial scale on our own, or in collaboration with third parties; (ii) difficulties in obtaining financing on commercially reasonable terms; (iii) changes in the size and nature of our competition; (iv) loss of one or more key executives or scientists; and (v) difficulties in securing regulatory approval to market our products and product candidates. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC’s website at http://www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Contact:
Andrew Ballou
BioSig Technologies, Inc.
Vice President, Investor Relations

54 Wilton Road, 2nd floor

Westport, CT 06880

aballou@biosigtech.com

203-409-5444, x119